Exhibit 7

Execution Version

SHARE PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”), dated as of January 4, 2015 (the “Signing Date”), is between Kingsford Resources Limited, a company organized under the laws of British Virgin Islands (the “Purchaser”), and CDH Inservice Limited, a company organized under the laws of the British Virgin Islands (the “Seller”).

WHEREAS, on the terms and conditions set forth in this Agreement, the Seller desires to sell, and the Purchaser desires to purchase, (i) 91,600,000 ordinary shares of CNinsure Inc., a Cayman Islands exempted company (the “Company”), par value US$0.001 per share (the “Ordinary Shares”), and (ii) 3,151,149 American Depositary Shares (each representing 20 ordinary shares of the Company) (the “ADSs” and, together with the Ordinary Shares, the “Securities”).

NOW THEREFORE, the parties hereby agree as follows:

SECTION I

PURCHASE AND SALE OF SECURITIES

1.01 Sale of Securities. Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties set forth herein, the Seller agrees to sell, assign, transfer and deliver to the Purchaser the Securities, and the Purchaser agrees to purchase the Securities.

1.02 Total Purchase Price.

(a) In full consideration of the sale of the Ordinary Shares by the Seller, the Purchaser shall pay to the Seller US$32,060,000 (the “Ordinary Share Purchase Price”) on the basis of US$0.35 per ordinary share (the “Per Ordinary Share Price”).

(b) In full consideration of the sale of the ADSs by the Sellers, the Purchaser shall pay to the Seller US$22,058,043 (the “ADS Purchase Price” and, together with the Ordinary Purchase Price, the “Total Purchase Price”) on the basis of US$7 per American Depositary Share (the “Per ADS Price”).

1.03 Delivery of Securities and Payment of Total Purchase Price.

(a) The Seller shall, by executing and delivering share transfer forms evidencing the transfer, deliver to the Purchaser 3,865,575 ADSs or its equivalent in Ordinary Shares on or prior to January 15, 2015, and the Purchaser shall pay 15% of the Total Purchase Price on or prior to July 15, 2015, and 35% of the Total Purchase Price on or prior to December 20, 2015 (“Transaction Part One”). The Seller shall, by executing and delivering share transfer forms evidencing the transfer, deliver to the Purchaser 3,865,574 ADSs or its equivalent in Ordinary Shares on or prior to January 15, 2016, and the Purchaser shall pay to the Seller 25% of the Total Purchase Price on or prior to June 30, 2016, and the remaining 25% of the Total Purchase Price on or prior to December 20, 2016 (“Transaction Part Two”).

(b) At any time between January 15, 2015 and January 15, 2016, the Purchaser shall have the option to notify in writing (the “Purchaser Notice”) to the Seller to increase the number of Securities to be delivered to the Purchaser. The Purchaser Notice shall specify (i) the amount of the additional Securities (“Additional Securities”) the Seller should deliver; (ii) Purchaser’s payment schedule for the Additional Securities, which shall follow the payment schedule for Transaction Part One; and (iii) the remaining Securities to be delivered in Transaction Part Two and the amount of payment therefor, which shall be calculated in accordance with the principle that the number of ADSs or Ordinary Shares that Seller sells to the Purchaser in Transaction Part Two and the payment therefor shall be reduced by the corresponding number of ADSs and Ordinary Shares that constitute Additional Securities and the payment therefor. The Seller shall confirm and agree to the amounts and schedules specified in such Purchaser Notice within three Business Days and deliver the Additional Securities as requested within five Business Days upon confirming the Purchaser Notice. As herein used the term “Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorized by law to be closed in Hong Kong, the PRC or New York. For the avoidance of doubt, the Purchaser cannot exercise the option for the delivery of Additional Securities during a Purchaser Payment Default (as defined below).

(c) Prior to the payment of the Total Purchase Price in full, if the Purchaser receives any dividends or other kind of distribution on or from the Securities or any proceeds from disposing any Securities (“Distribution or Proceeds”), the Purchaser shall pay such Distribution or Proceeds received by it to the Seller within five Business Days; if the Distribution or Proceeds received by the Purchaser exceed the portion of the Total Purchase Price of the Securities that have been delivered by the Seller as of such payment date, the Purchaser shall notify the Seller and the Seller shall deliver the additional Securities to the Purchaser within five Business Days upon receiving notice, with payment to be made by the Purchaser within five Business Days after the delivery of such additional Securities. As herein used the term “dispose” or “disposing” means and includes, without limitation, any sale, assignment, gift, pledge or other disposition.

(d) The Seller shall use its best effort to cause the register of members of the Company (or the register of ADS holders with the ADS depositary) be updated to reflect the Securities being delivered to the Purchaser so that the Purchaser shall have the rights of a shareholder of the Company (or an ADS holder, as the case may be) and have full title and rights to any Securities that have been delivered, including but not limited to, the rights to dividends and distributions, voting rights, rights of disposal and entitlements to any and all economic benefits.

(e) On the Business Day immediately before the Signing Date and each of the dates when Seller delivers Securities pursuant to Sections 1.03(a) and (b), the Purchaser shall (i) deliver a true copy of its register of members showing the names and addresses of its members and (ii) represent herein that (x) the names therein shall be the true members of its shareholders, (y) the beneficial owners of the Purchaser are as shown in the Annex A attached hereto and (z) there has been no Change of Control of the Purchaser. From the Signing Date to the date when Total Purchase Price is paid in full, there shall not be any Change of Control of the Purchaser, and the Purchaser shall notify the Seller in writing within five Business Days of any Change of Control event of the Purchaser. For purposes of this section, “Change of Control” means the sale of all or substantially all the assets of a party; any merger, consolidation or acquisition of a party with, by or into another corporation, entity or person; or any change in the ownership of more than fifty percent (50%) of the voting capital stock or ultimate beneficial ownership of a party in one or more related transactions.

(f) The Seller agrees that it shall not, without the prior written consent of the Purchaser, offer, pledge, sell, contract to sell or otherwise dispose of or transfer, directly or indirectly, any of the Securities other than to the Purchaser, subject to Section 1.04.

1.04 Purchaser Payment Default.

(a) In the event the Purchaser fails to make payment in accordance with the payment schedule set forth in Section 1.03 (“Purchaser Payment Default”) and such Purchaser Payment Default has been continuing for less than three months, the Seller shall be entitled to receive interests on the amount of Purchaser Payment Default at an annual rate of interest of 10% payable on a quarterly basis (“Default Interest”) starting from the date of the Purchaser Payment Default and ending on the date when the amount under the Purchaser Payment Default and the interests thereon calculated pursuant to this subsection is fully paid.

(b) In the event the Purchaser Payment Default has occurred and is continuing for more than three months, the Seller shall have the option (the “Return Option”), in its discretion and after giving five Business Days prior written notice to the Purchaser, (A) to rescind the purchase and sale of any portion of the Securities for which the Purchase Payment Default is continuing, which shall be equal to the outcome of (i) the portion of the Total Purchase Price that has become due but have not been paid as of the date of such notice, (ii) divided by the Per Ordinary Share Price or Per ADS Price, as applicable, and have such Securities returned to it by the Purchaser (the “Returned Securities”) and (B) to receive any Default Interest starting from the date of the Purchaser Payment Default and ending on the date when the Seller receives Returned Securities. The Purchaser shall also return to the Seller any Distribution or Proceeds on or from the Returned Securities received by the Purchaser. As soon as practicable after the receipt of such written notice but not later than five Business Days, the Purchaser shall use its best efforts to deliver to the Seller executed share transfer forms evidencing the transfer back to the Seller of the amount of Securities for which the sale has been rescinded and voided in accordance with this Section within five Business Days. The Purchaser shall also use its best effort to cause the register of members of the Company (or the register of ADS holders with the ADS depositary) be updated to reflect the Securities being returned to the Seller pursuant to this Section. The Seller shall have twenty-five (25) Business days following the end of the three-month period in which the Purchaser Payment Default is continuing to exercise the Return Option.

(c) If any Purchaser Payment Default has occurred and is continuing, the Seller shall have the option (the “Termination Option”) to either (i) cancel Transaction Part Two or (ii) deliver any portion of the remaining Securities and continue Transaction Part Two in 2016, provided that the Seller shall exercise the Termination Option between January 15, 2016 and February 15, 2016.

(d) In the event of a Change of Control of the Purchaser, the Seller shall have the right (“Change of Control Option”), in its discretion and after giving five Business Days prior written notice to the Purchaser, to terminate this Agreement and dispose the Returned Securities and the Securities that have not been delivered to the Purchaser. The Seller shall have twenty-five (25) Business days after being notified of a Change of Control event pursuant to Section 1.03(e) to exercise the Change of Control Option.

SECTION II

REPRESENTATIONS AND WARRANTIES OF THE SELLER

2.01 In order to induce the Purchaser to purchase the Securities, the Seller represents and warrants to the Purchaser as follows on each of the Signing Date and delivery dates:

(a) Existence. The Seller is duly organized and validly existing under the laws of the jurisdiction of its formation, and has full power and authority to sell the Securities and to enter into and perform its obligations under this Agreement.

(b) Authorization. The execution and delivery of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated by this Agreement have been duly authorized by all necessary partnership or limited liability company (as applicable) action on the part of the Seller. No consent, approval, license from, or exemption of, and no registration, qualification, designation, declaration or filing with, any court or governmental department, commission, board, bureau, agency or instrumentality, or any other party, which has not been obtained as of the date hereof, is or will be necessary for the valid execution and delivery by the Seller of this Agreement, or the consummation by the Seller of the transactions contemplated by this Agreement.

(c) No Conflict with Other Instruments. Neither the execution and delivery by the Seller of this Agreement, the consummation by the Seller of the transactions contemplated by this Agreement, nor the compliance by the Seller with the terms and conditions of this Agreement, will (i) violate any provision of the Seller’s organizational documents, as amended to date; (ii) violate or conflict with or result in a breach of any law, regulation, order, writ, injunction or decree of any court, arbitrator or governmental instrumentality to which the Seller is bound; or (iii) violate or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or entitle any party to terminate any or all of the provisions of, or cause the acceleration of or entitle any party to accelerate the performance required by, or cause the acceleration of or entitle any party to accelerate the maturity of any debt or obligation pursuant to, any contract, agreement, arrangement, commitment or restriction of any kind to which the Seller is a party or by which the Seller is bound.

(d) Validity and Binding Effect. This Agreement has been duly and validly executed and delivered by the Seller; and this Agreement constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as the enforceability of this Agreement may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforceability of creditors’ rights generally, or by general principles of equity.

(e) Title to Securities. The Seller owns, and has valid title to, the Securities being sold by the Seller to the Purchaser free and clear of all rights, liens, charges, encumbrances, guarantees, pledges, options, or other restrictions of any kind (“Liens”), other than restrictions imposed under applicable securities laws and restrictions created by the Purchaser. Upon the Seller’s delivery of executed share transfer forms to the Purchaser as set forth in Section 1.03, the Purchaser will acquire valid title to such Securities free and clear of all Liens, other than restrictions imposed under applicable securities laws and restrictions created by the Purchaser.

(f) Litigation. There is no (i) action, suit, claim, proceeding or investigation pending or, to the Seller’s knowledge, threatened against or affecting, the Seller, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) arbitration proceeding relating to the Seller, or (iii) governmental inquiry pending, or to the Seller’s knowledge threatened, against or affecting the Seller, any of which, if adversely determined, would invalidate or prevent the performance by the Seller of the transactions contemplated by this Agreement.

2.02 No Other Representations or Warranties. Except for the representations and warranties contained in Section 2.01, the Seller makes no express or implied representation or warranty to the Purchaser.

SECTION III

REPRESENTATIONS, WARRANTIES OF THE PURCHASER

3.01 In order to induce the Seller to sell the Securities, the Purchaser represents and warrants to the Seller as follows on each of the Signing Date and payment dates:

(a) Existence. The Purchaser is a corporation duly organized and validly existing under the laws of the jurisdiction of its formation, and has full power and authority to acquire the Securities and to enter into and perform its obligations under this Agreement.

(b) Authorization. The execution and delivery of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Purchaser. No consent, approval, license from, or exemption of, and no registration, qualification, designation, declaration or filing with, any court or governmental department, commission, board, bureau, agency or instrumentality, or any other party, which has not been obtained as of the date hereof, is or will be necessary for the valid execution and delivery by the Purchaser of this Agreement, or the consummation by the Purchaser of the transactions contemplated by this Agreement.

(c) No Conflict with Other Instruments. Neither the execution and delivery by the Purchaser of this Agreement, the consummation by the Purchaser of the transactions contemplated by this Agreement, nor the compliance by the Purchaser with the terms and conditions by this Agreement, will (i) violate any provision of the Purchaser’s articles of association or by-laws, in each case as amended to date; (ii) violate or conflict with or result in a breach of any law, regulation, order, writ, injunction or decree of any court, arbitrator or governmental instrumentality to which the Purchaser is bound; or (iii) violate or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or entitle any party to terminate any or all of the provisions of, or cause the acceleration of or entitle any party to accelerate the performance required by, or cause the acceleration of or entitle any party to accelerate the maturity of any debt or obligation pursuant to, any contract, agreement, arrangement, commitment or restriction of any kind to which the Purchaser is a party or by which the Purchaser is bound.

(d) Validity and Binding Effect. This Agreement has been duly and validly executed and delivered by the Purchaser, and this Agreement constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforceability of creditors’ rights generally, or by general principles of equity.

(e) Litigation. There is no (i) action, suit, claim, proceeding or investigation pending or, to the Purchaser’s knowledge, threatened against or affecting, the Purchaser, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) arbitration proceeding relating to the Purchaser, or (iii) governmental inquiry pending, or to the Purchaser’s knowledge threatened, against or affecting the Purchaser, any of which, if adversely determined, would invalidate or prevent the performance by the Purchaser of the transactions contemplated by this Agreement.

(f) Securities Law. The Purchaser is either (i) not a U.S. Person (as defined in Rule 902 of Regulation S under the Securities Act, as amended (the “Securities Act”)) and is purchasing the Securities in an offshore transaction (as defined in Rule 402 of Regulation S) or (ii) an “accredited investor” within the meaning in Rule 501 of Regulation D under the Securities Act. The Purchaser has the knowledge, sophistication and experience necessary to make an investment decision like that involved in the transactions contemplated hereunder and can bear the economic risk of its investment in the Securities.

3.02 No Other Representations or Warranties. Except for the representations and warranties contained in Section 3.01, the Purchaser makes no express or implied representation or warranty to the Seller.

SECTION IV

MISCELLANEOUS

4.01 Survival. All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the closing of the transaction contemplated hereby for a period of 36 months after January 15, 2015. All covenants and other agreements of the parties contained herein shall survive the execution and delivery of this Agreement and the closing of the transaction contemplated hereby until fully performed or fulfilled.

4.02 Entire Agreement. This Agreement sets forth the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements between them, whether written or oral, with respect to its subject matter.

4.03 Amendments. Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by the Purchaser or the Seller from the terms of any provision of this Agreement, shall be effective (i) only if it is made or given in writing and signed by the Purchaser and the Seller, and (ii) only in the specific instance and for the specific purpose for which made or given. Neither the Purchaser nor the Seller shall assign any of its rights or obligations under this Agreement without the written consent of the other parties hereto.

4.04 Fees and Expenses. Each of the parties hereto shall pay its own fees and expenses incurred in connection with this Agreement or otherwise.

4.05 Public Announcements. None of the Parties to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media without the prior written consent of the Company.

4.06 Governing Law. This Agreement and the rights and obligations of the parties under it shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the rules and principles of conflicts of laws thereof.

4.07 Dispute Resolution. Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, performance breach, termination, validity or invalidity thereof, shall be referred to arbitration upon the demand of any party to the dispute with notice (the “Arbitration Notice”) to the other parties.

(a) The Dispute shall be settled in Hong Kong in a proceeding conducted in English by one (1) arbitrator from the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) in force when the Arbitration Notice is submitted in accordance with the HKIAC Rules.

(b) Each party to the arbitration shall cooperate with each other party to the arbitration in making full disclosure of and providing complete access to all information and documents reasonably requested by such other party in connection with such arbitral proceedings, subject only to any confidentiality obligations binding on such party.

(c) The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(d) During the course of the arbitral tribunal’s adjudication of the Dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

4.08 Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of actual delivery if delivered personally to the party or parties to whom notice is to be given, on the date sent if sent by telecopier, tested telex or prepaid telegram, on the next Business Day following delivery if sent by courier or on the day of attempted delivery by postal service if mailed by registered or certified mail, return receipt requested, postage paid, and properly addressed as follows:

If to the Purchaser, at:	Kingsford Resources Limited
22/F, Yinhai Building
No. 299 Yanjiang Zhong Road
Guangzhou, Guangdong 510110
People’s Republic of China
Attn: Ge Peng

If to the Seller, at:	CDH Inservice Limited
1503 International Commerce Center
1 Austin Road West
Kowloon, Hong Kong
Attn: Shang Xiaojun

Any party may change its address for purposes of this Section 4.08 by giving the other parties hereto written notice of the new address in the manner set forth above.

4.09 Counterparts; Facsimile Execution. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument. For purposes of this Agreement, a document (or signature page thereto) signed and transmitted by email or facsimile is to be treated as an original document.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

CDH Inservice Limited

By:	/s/ Shang Xiaojun
Name:	Shang Xiaojun
Title:

Kingsford Resources Limited

By:	/s/ Ge Peng
Name:	Ge Peng
Title: